Exhibit 99.1

YORK International Reports First Quarter Results; Comments on Business
Outlook

    YORK, Pa.--(BUSINESS WIRE)--April 22, 2004--YORK International Corporation (NYSE:YRK) today reported income from operations of $4.9 million and a net loss of $4.2 million, or $0.10 per share, for the first quarter of 2004.
    First quarter sales improved 8.2% from the prior year to $939 million. The favorable translation impact of European currencies, and increases in Global Applied and UPG sales were slightly offset by lower sales at Bristol.
    Working capital successes in the quarter reflect the 13th consecutive quarter of year-over-year reduction in working capital used in operations, which includes continued improvements in inventory turns and days sales outstanding.
    Commenting on first quarter results, President and Chief Executive Officer, C. David Myers, said, "We delivered better than expected results in the first quarter, our backlog is growing and we remain confident in our goals for 2004."

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    First quarter sales increased 13.1% to $689.0 million versus $609.2 million in 2003. EMEA revenues increased due to the favorable translation impact of European currencies. Revenue in the Americas was up due to improved equipment volume and service growth. Asia revenues increased due to continued strong growth in equipment sales in China. Revenue from the service businesses improved 12.7% as compared to the first quarter of 2003.
    Income from operations improved 49.5% to $11.3 million in the first quarter of 2004 as compared to $7.5 million in the first quarter of 2003. Higher material costs globally and pricing pressure, primarily in Europe, were partially offset by benefits from restructuring actions in 2003. SG&A expenses as a percent of sales decreased despite the impact of translation of European currencies and investments in the service business infrastructure, IT capabilities and product development.
    The Global Applied backlog at the end of the quarter was $1.1 billion, an increase of 17.7% from March 2003, reflecting improvements in all geographies. Excluding the favorable currency translation impact, backlog is up 11.3%.

    UNITARY PRODUCTS GROUP (UPG)

    UPG sales were up 10.3% in the first quarter to $180.4 million as compared to $163.5 million in the first quarter of 2003, primarily due to strength in residential sales.
    Income from operations for UPG in the first quarter of 2004 increased 46.3% to $12.0 million as compared to $8.2 million in 2003. Improvements in production efficiency, a more positive product mix and operating leverage on higher volume drove the increase.

    BRISTOL COMPRESSORS (Bristol)

    Bristol's first quarter sales were $113.5 million versus $137.6 million in the first quarter of 2003, resulting from lower shipments to both international and domestic unitary customers.
    As a result of the volume decline and higher material costs, Bristol's income from operations declined $7.3 million from the first quarter of 2003, consistent with guidance in previous press releases.

    CORPORATE AND OTHER

    Corporate, eliminations and other costs increased $8.4 million primarily due to increased spending related to VISTA and our global IT infrastructure.

    OUTLOOK

    C. David Myers, said, "Global Applied markets are showing signs of improvement for smaller sized applications and quoting activity is strong. However, the U.S. large tonnage chiller markets declined further. For UPG, early April orders show an increase year-over-year, primarily driven by market acceptance of our new products.
    Material costs are a significant risk for the remainder of the year. Based on today's cost levels and the pricing actions we have taken, we believe any negative impact from material costs will be mitigated by improved operating performance in the businesses."
    Mr. Myers continued, "We are reiterating our full-year guidance for 2004, consistent with our December and February press releases, to achieve the lower end of the $2.70 to $3.00 earnings per share range. The incremental spending on VISTA and IT infrastructure and the impact of the lower volume at Bristol almost entirely impact the first half of 2004. For the second quarter of 2004, we expect earnings to be in the range of $1.10 - $1.15 per share. We continue to target $70 million in debt reduction for the full year in 2004. We remain optimistic about YORK's future performance and the achievements we expect. Our past actions are delivering savings and our current investments will help deliver future opportunities."
    YORK International will conduct a conference call to discuss first quarter performance and business outlook on Thursday, April 22, 2004, at 09:00 a.m. EST. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
    If you are unable to connect to the company's web site you may listen via telephone, please call 1-973-935-8514 (code not required.) Please call five minutes prior to the scheduled start time.
    There will be a replay of the conference call beginning Thursday, April 22, 2004, at 11 a.m., continuing through until Monday, April 26, 2004, at 11:00 p.m. You may call 1-877-519-4471, code #469 2975.
    This press release and the earnings release conference call may contain non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures on page 8 of this press release. The company believes that providing this additional information provides a transparent view of core operational performance with and without the impact of special items. Management utilizes non-GAAP measures internally to assess historical and expected future performance of the company and as a basis for certain compensation arrangements. Special items in 2003 included restructuring costs, operating expenses related to restructuring initiatives, significant pension curtailments, and gain and loss on divestitures. Special items are the direct result of significant strategic actions initiated by management in 2003 to further reduce the company's overall cost structure and support implementation of the new geographic organization. These charges would not have been incurred if management did not initiate actions to reposition the company. Special items are deducted from GAAP measures (income or (loss) from operations, (loss) or income and (loss) or earnings per share before cumulative effect of changes in accounting principles, net (loss) or income, and (loss) or earnings per share) to allow users of the company's financial information to identify the cost impact of management's significant strategic decisions on historical results.
    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.
    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 22,300 employees worldwide.



            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Consolidated Condensed Statements of Operations (unaudited)

                                                 Three Months Ended
                                                      March 31,
(in thousands, except per share data)              2004        2003
                                                ----------  ----------

Net sales                                       $ 939,367   $ 868,357

Cost of goods sold                               (768,311)   (708,257)
                                                ----------  ----------

    Gross profit                                  171,056     160,100

Selling, general, and administrative expenses    (166,181)   (149,032)

Restructuring and other charges, net                   --     (16,094)

                                                ----------  ----------

    Income (loss) from operations                   4,875      (5,026)

Interest expense, net                             (10,861)    (12,016)

Equity in earnings of affiliates                      492       1,088
                                                ----------  ----------

Loss before income taxes                           (5,494)    (15,954)

Income tax benefit                                  1,291       2,318
                                                ----------  ----------


    Net loss                                    $  (4,203)  $ (13,636)
                                                ==========  ==========

Basic and diluted loss per share:
 Net loss                                       $   (0.10)  $   (0.34)
                                                ==========  ==========


Cash dividends per share                        $    0.20   $    0.15
                                                ==========  ==========

Weighted average common shares and
 common equivalents outstanding:

    Basic and diluted                              40,607      39,623


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Consolidated Condensed Balance Sheets (unaudited)

                                               March 31,  December 31,
(in thousands)                                    2004        2003
                                              ----------- -----------

ASSETS

Current assets:
    Cash and cash equivalents                 $   52,931  $   49,650
    Receivables, net                             614,894     638,510
    Inventories                                  558,379     512,714
    Prepayments and other current assets         133,959     129,921
                                              ----------- -----------

        Total current assets                   1,360,163   1,330,795

Deferred income taxes                            101,058     107,566
Investments in affiliates                         28,335      28,200
Property, plant, and equipment, net              535,625     541,118
Goodwill                                         526,278     529,182
Intangibles, net                                  35,587      36,744
Deferred charges and other assets                101,963      99,530
                                              ----------- -----------

        Total assets                          $2,689,009  $2,673,135
                                              =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Notes payable and current portion of
     long-term debt                           $   15,070  $   30,755
    Accounts payable and accrued expenses        891,976     899,093
    Income taxes                                  27,639      38,453
                                              ----------- -----------

        Total current liabilities                934,685     968,301

Long-term warranties                              48,288      46,888
Long-term debt                                   646,147     582,027
Postretirement and postemployment benefits       243,045     249,912
Other long-term liabilities                       49,854      49,607
                                              ----------- -----------

        Total liabilities                      1,922,019   1,896,735

Stockholders' equity                             766,990     776,400
                                              ----------- -----------

        Total liabilities and stockholders'
         equity                               $2,689,009  $2,673,135
                                              =========== ===========


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)

                                        Three Months Ended March 31,
                                      --------------------------------
                                                               2003
                                                             Excluding
 (in thousands, except per share                              Special
  data)                                 2004      2003         Items
                                      --------  --------    ----------

 Revenue:
 --------
 Global Applied:
    Americas                         $332,799  $297,413    $  297,413
    EMEA                              298,421   262,052       262,052
    Asia                              102,784    90,119        90,119
    Intragroup sales                  (44,991)  (40,366)      (40,366)
                                     --------- ---------   -----------
                                      689,013   609,218       609,218
 Unitary Products Group               180,391   163,542       163,542
 Bristol Compressors                  113,478   137,562       137,562
 Eliminations                         (43,515)  (41,965)      (41,965)
                                     --------- ---------   -----------
   Total                             $939,367  $868,357    $  868,357
                                     ========= =========   ===========

 Income (Loss) from Operations:
 ------------------------------
 Global Applied:
    Americas                         $  1,686  $ (2,756)   $   (2,756)
    EMEA                                   (9)      589           589
    Asia                                9,574     9,693         9,693
                                     --------- ---------   -----------
                                       11,251     7,526         7,526
 Unitary Products Group                12,026     8,220         8,220
 Bristol Compressors                    4,078    11,329        11,329
 Corporate, eliminations, and other   (22,480)  (14,115)      (14,115)
 Charges and other expenses                 -   (17,986)(A)         -
                                     --------- ---------   -----------
   Total                                4,875    (5,026)       12,960

 Interest expense, net                (10,861)  (12,016)      (12,016)

 Equity in earnings of affiliates         492     1,088         1,088
                                     --------- ---------   -----------

 (Loss) income before income taxes     (5,494)  (15,954)        2,032

 Benefit (provision) for income taxes   1,291     2,318          (478)

                                     --------- ---------   -----------

 Net (loss) income                   $ (4,203) $(13,636)   $    1,554
                                     ========= =========   ===========

 Diluted (loss) earnings per share:
   Net (loss) income                 $  (0.10) $  (0.34)   $     0.04
                                     ========= =========   ===========

 Weighted average diluted shares       40,607    39,623        39,707


(A) Includes $17,986 of restructuring charges (of which $1,892 is recorded as part of cost of goods sold)

    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008